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                                                                Exhibit 12.1


                          BENTON OIL AND GAS COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                                                                              Three Months Ended
                                                            Year Ended December 31                September 30
                                                   ---------------------------------------    ----------------------
                                                       1992      1993      1994       1995      1996        1997
                                                       ----      ----      ----       ----      ----        ----
Earnings (loss) before income taxes, minority
   interest and extraordinary items                 ($2,909)  ($4,829)    $5,746    $18,373   $18,092      $ 8,585
Add (deduct):
    Portion of rents representative of the
      interest factor                                    73        77         84        654       205          244
    interest expense                                  1,831     1,958      3,888      7,496     5,135        5,450
                                                      -----     -----      -----      -----     -----        -----
    Earnings as adjusted                            ($1,005)  ($2,794)    $9,718    $26,523   $23,432      $14,279
                                                    =======   =======     ======    =======   =======      =======

Fixed Charges:
    interest expense                                 $1,831    $1,958     $3,888    $ 7,496   $ 5,135      $ 5,450
    Portion of rents representative of the
      interest factor                                    73        77         84        654       205          244
                                                         --        --         --        ---       ---          ---
    Total fixed charges                              $1,904    $2,035     $3,972     $8,150   $ 5,340      $ 5,694
                                                    =======   =======     ======     ======   =======      =======
Ratio of earnings to fixed charges (1)                   --        --       2.45       3.25      4.39         2.51
                                                       ----      ----       ----       ----      ----         ----

                                                       Year Ended                 Nine Months Ended
                                                       December 31                   September 30
                                                       -----------              ----------------------
                                                           1996                   1996           1997
                                                           ----                   ----           ----
Earnings (loss) before income taxes, minority
   interest and extraordinary items                      $68,849                $52,133        $36,477
Add (deduct):
    Portion of rents representative of the
      interest factor                                        737                    491            543
    interest expense                                      16,128                 10,776         16,721
                                                          ------                 ------         ------
    Earnings as adjusted                                 $85,714                $63,400        $53,741
                                                         =======                =======        =======

Fixed Charges:
    interest expense                                     $16,128                $10,776        $16,721
    Portion of rents representative of the
      interest factor                                        737                    491            543
                                                             ---                    ---            ---
    Total fixed charges                                  $16,865                $11,267        $17,264
                                                         =======                =======        =======
Ratio of earnings to fixed charges (1)                      5.08                   5.63           3.11


(1) The ratio of earnings to fixed charges has been computed based upon net earnings (loss) before income taxes, minority interest, extraordinary items and fixed charges. Fixed charges consist of interest expense and one-third of rental expense (the portion deemed representative of the interest factor). Earnings before income taxes and fixed charges were insufficient to cover fixed charges for the years ended December 31, 1992 and 1993 by $2.9 million and $4.8 million, respectively.

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